Exhibit 99.2

3Q CONFERENCE CALL SCRIPT

OCTOBER 24, 2002

Joel Mostrom

Good morning and welcome to Chesapeake Corporation's third quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2002. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include forward-looking statements; as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

Tom Johnson

Good morning everyone. Earlier today we reported third quarter earnings from continuing operations of $.60 per share. Also during the quarter we realized a $1.4 million, or $.09 per share, gain from the settlement of accrued obligations related to the sale of our discontinued operations. As such, net income for the third quarter was $.69 per share. This is in line with our expectations for a strong seasonal second half to our year, and as a result, we feel good about this quarter's performance.

Third quarter revenue of $211 million was up 3% over the same period last year largely due to increased sales in our plastics segment, which benefited from the successful start up of two new factories during the quarter, and an increase in land sales. Paperboard segment sales were essentially flat with continued strength in the pharmaceutical sector and strong volume in the premium branded sector largely offset by continued weakness in technology and luxury packaging sales volumes.

Competitive pricing pressure is present in most of our markets; which makes it critical that we achieve the benefits of cost improvement projects still underway. Factory consolidation efforts in our premium brands sector are nearly complete, but as announced earlier, the full benefits of the cost reduction programs have been delayed and will be less than previously anticipated for 2002. Although the benefits to 2002 have been delayed, we remain confident the benefits are tangible and will be realized. One time costs associated with the projects were $1.9 million for the quarter and $3.8 million for the nine months ended September 30. In spite of this, operating earnings were up $7 million over the third quarter of 2001, and year to date operating earnings were up $10 million over the comparable period last year.

In summary, the profitability of our business has improved and is in line with our expectations, despite an increasingly competitive business environment. This reflects the strength of our business platform and end-use markets.

Now, let me turn it over to Andy for a few more details on the quarter.

Andy Kohut

Thanks Tom, and good morning.

Net income for the third quarter of 2002 was $10.5 million, or $0.69 per share, including a $0.09 per share gain relating to the settlement of accrued obligations associated with our discontinued operations. Net income from continuing operations for the quarter was $9.1 million, or $0.60 per share, up from third quarter 2001 when we earned $2.0 million, or $0.13 per share. Beginning in the first quarter of 2002, in accordance with Statement of Financial Accounting Standards No. 142, we discontinued amortization of goodwill. Goodwill amortization, which was included in the paperboard and plastic packaging segments results for 2001, was $4.1 million after taxes, or $0.27 per share, for the third quarter of 2001.

Now I'd like to review segment performance starting with our largest business segment -- Paperboard Packaging.

Third quarter sales of $177.4 million were relatively flat compared to the sales in the third quarter of last year, and they were down about 8 percent on a local currency basis compared to third quarter 2001 sales. The reduction in net sales on a local currency basis was primarily due to continued lower sales volumes in the food and household, luxury and technology sectors and increased pricing pressure throughout the Paperboard Packaging segment. Sales in our pharmaceutical, international and premium branded and tobacco sectors are consistent with prior year, where volume improvements have generally offset pricing decreases.

The Paperboard Packaging segment's EBIT before restructuring charges for the quarter was $19.6 million, compared to $15.9 million as reported in the third quarter of 2001 and $18.9 million for third quarter of 2001 before the amortization of goodwill. Included in the third quarter of 2002 was a gain of approximately $3.1 million on the sale of a plant in the United Kingdom. Additionally, we expensed about $1.9 million in the third quarter of 2002 for costs associated with the factory consolidations effort in the international and premium branded sector in Scotland. The costs expensed for this project year-to-date were $3.8 million. The remaining decrease in comparable EBIT was due to reduced operating margins. Food and household margins have been impacted by intense price competition throughout 2002, and as Tom mentioned, pricing pressure is now extending to many of our market sectors. However, despite pricing pressure, the sales volumes in our key business sectors - pharmaceutical, tobacco and premium branded products - remain relatively strong, and our factory utilization rates are quite high. Luxury and technology margins have been down due primarily to reduced sales volumes and a lower margin sales mix, although the luxury packaging market did see a slight improvement in operating performance for the third quarter of 2002 compared to the same period in 2001. As already noted, premium branded margins were negatively impacted by plant consolidation costs.

The Plastic Packaging segment's third quarter sales of $24.5 million were up about 8% from last year's third quarter sales, and on a local currency basis, they were up about 10% from last year's third quarter sales. The sales increase was due primarily to strong sales volumes in the African beverage market where we recently expanded our manufacturing capabilities with a satellite operation in Mauritius. The specialty chemicals market has also experienced increased sales for both the third quarter and first nine months of 2002, while the Irish beverage market has experienced decreased sales in these periods of 2002.

The Plastic Packaging segment's EBIT increased to $1.6 million in the third quarter of 2002, compared to a loss of $0.7 million reported in the third quarter of 2001 and a loss of $0.1 million in the third quarter of 2001 without goodwill amortization. The improvement in EBIT for 2002 reflects stronger sales volumes, lower raw material costs and improved plant operating efficiencies.

Our land business continued sales activity in the third quarter of 2002 and reported EBIT of $4.9 million, compared to EBIT of $4.8 reported in the third quarter of last year.

Corporate Headquarters expenses in the third quarter were down $1.0 million when compared to the third quarter of 2001. This decrease was primarily due to the completion of headquarters cost reduction plans at the end of the first quarter of 2002. Savings from the headquarters cost reduction plan are expected to reduce expenses by approximately $6 million on an annualized basis.

Net interest expense for the third quarter of 2002 was $11.5 million up $5.6 million from interest expense for the third quarter of 2001. This increase is due to a higher average cost of debt resulting from last year's fourth quarter debt offering and the timing of cash proceeds from discontinued operations in 2001.

Excluding restructuring charges, the third quarter tax rate was approximately 24% compared to 33% in 2001, which included the impact of goodwill amortization. The effective tax rate for the third quarter of 2001 without goodwill amortization would have been approximately 22%. The full year tax rate in 2001 without goodwill amortization was 22%. The full year tax rate for 2002 is expected to be 24% since we have less opportunity to make use of foreign tax credits, and we expect a different mix of income from foreign tax jurisdictions.

Net debt at the end of the third quarter stood at about $482 million, up about $12 million over the balance at year end. Without the effects of changes in foreign currency exchange rates net debt decreased approximately, $10 million primarily from cash flows from operations, repayment of notes received from discontinued operations, offset by capital expenditures and dividend payments.

Capital spending through the third quarter of 2002 was about $33 million, slightly below depreciation of $36 million, despite numerous customer specific and operational efficiency improvement projects being initiated. We continue to closely monitor and judiciously allocate capital while focusing on generating free cash flow for the year, and our spending level projected for the year will be less than previously projected. In the third quarter of 2002, we received a cash payment of $6 million for prepayment on a note we received as a result of the sale of our discontinued operations, bringing the total for the year to $25 million.

Now, back to Tom for some closing remarks.

Tom Johnson

Thanks, Andy. Before we get to your questions I would like to conclude today's remarks with a few comments on the balance of 2002.

Despite a sluggish economy, our primary end-use markets remain relatively strong and our factories are generally busy. Volumes in most of our target markets appear stable, with good sales momentum as we move into the fourth quarter. However, pricing in all areas is extremely competitive.

The future direction of the economy in Europe and the U. S. is still not clear and we would not be immune to a sustained slowdown in the economy, especially in the consumer sensitive market sectors. As such, we continue to closely monitor capital spending while focusing on generation of free cash flow and strengthening of the balance sheet.

With respect to the balance of the year and our financial guidance, we have narrowed our guidance for revenue and capex and confirm our previous guidance for EBITDA and earnings per share.

Specifically we expect:

Revenues in the range of $790 million to $810 million

EBITDA in the range of $120 million to $125 million

Capital expenditures in the range of $45 to $50

Earnings to be $1.30 to $1.50 per share

In closing, I want to emphasize that the management team at Chesapeake is focused on our cost improvement projects and at the same time dedicated to ensuring customer service is maintained at the highest levels. We believe our unequaled geographic presence in Europe, our strong position in key growth markets such as China and Africa, and our service capabilities are paying off during these challenging economic conditions. Thus, we expect to conclude the year with solid financial results.

Now at this time we would be happy to take questions.

Joel Mostrom

I would like to thank you for participating in our call this morning.